Exhibit 21.1
Subsidiaries
BL Acquisition II, Inc. (Delaware)
BL Acquisition Corp. (Delaware)
Biolase Australia, Pty. Ltd. (AUSTRALIA)
Biolase Europe, GmbH (GERMANY)
Biolase (NZ) Limited (NEW ZEALAND)
Biolase Spain, S.L. (SPAIN)
Societe Endo Technic, Inc. (FRANCE)